Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Diversified Energy Company plc
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Ordinary Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal (par) value £0.20 per share	Rule 457(c) and Rule 457(h)	300,000(2)	$13.14(3)	$3,942,000	0.00015310	$603.52
Equity	Ordinary Shares, nominal (par) value £0.20 per share	Rule 457(c) and Rule 457(h)	5,000,000(4)	$13.14(3)	$65,700,000	0.00015310	$10,058.67
Total Offering Amounts	—	—	—	—	$69,642,000	—	$10,662.19
Total Fee Offsets							—
Net Fee Due							$10,662.19

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional Ordinary Shares as may become issuable under the Registrant’s Amended and Restated 2017 Equity Incentive Plan and the Registrant’s Employee Stock Purchase Plan.

(2)	Represents 300,000 Ordinary Shares that have been or may be issued pursuant to the Employee Stock Purchase Plan.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per Ordinary Share and aggregate offering price are calculated on the basis of $13.14, the average of the high and low price per Ordinary Share on the New York Stock Exchange on May 9, 2025.

(4)	Represents 5,000,000 Ordinary Shares underlying grants that have been or may be awarded under the Amended and Restated 2017 Equity Incentive Plan.